Exhibit 10.5
FIRST AMENDMENT TO LEASE
     THIS FIRST AMENDMENT TO LEASE (this “Amendment”) is entered into as of the 29th day of November, 2004, by and between THE PRUDENTIAL INSURANCE COMPANY OF AMERICA, a New Jersey corporation (“Landlord”) and T-NETIX, INC., a Delaware corporation (“Tenant”).
     WHEREAS, Landlord and Tenant executed that certain Lease Agreement dated as of November 8, 2004 (the “Lease”) whereby Landlord leased to Tenant certain space (the “Original Premises”) containing 51,283 square feet of Agreed Rentable Area consisting of the entire sixth (6th) floor of the building known as The Princeton located at 14651 Dallas Parkway, Dallas, Texas 75240 (the “Building”), as more particularly described therein;
     WHEREAS, pursuant to Rider 2 to the Lease, prior to the date which is six (6) months after the Commencement Date, Tenant has the right to lease any or all of the fifth (5th) floor of the Building under the terms set forth in Rider 2;
     WHEREAS, on November 23, 2004, Tenant delivered a Notice to Landlord exercising its right under Rider 2 of the Lease to lease approximately 7,959 square feet of Agreed Rentable Area on the fifth (5th) floor of the Building shown on the floor plan attached as Exhibit A hereto (the “First Expansion Space”); and
     WHEREAS, Landlord and Tenant desire to amend the Lease to reflect their agreements as to the terms and conditions governing Tenant’s lease of the First Expansion Space.
     NOW, THEREFORE, in consideration of the premises and the mutual covenants between the parties herein contained, Landlord and Tenant hereby agree as follows:
1. Premises. Landlord hereby leases to Tenant and Tenant hereby leases from Landlord the First Expansion Space. Accordingly, Item 2 of the Basic Lease Provisions is hereby amended in its entirety to read as follows:
     2. Premises:
         a. Suite #: 600; Floors: a portion of the 5th floor and the entire 6th floor.
         b. Agreed Rentable Area: 59,242 square feet.
2. Basic Rent. Section 3(a) of the Basic Lease Provisions is hereby amended in its entirety to read as follows:
     3. a. Basic Rent (See Article 2, Supplemental Lease Provisions):

	Rate Per Square	Basic	Basic
Rental	Foot of Agreed	Annual	Monthly
Period	Rentable Area	Rent	Rent
Lease Months 1—12	$13.25	$784,956.48	$65,413.04

	Rate Per Square	Basic	Basic
Rental	Foot of Agreed	Annual	Monthly
Period	Rentable Area	Rent	Rent
Lease Months 13 — 24	$13.75	$814,577.52	$67,881.46
Lease Months 25 — 36	$14.25	$844,198.56	$70,349.88
Lease Months 37 — 48	$14.75	$873,819.48	$72,818.29
Lease Months 49 — 60	$15.25	$903,440.52	$75,286.71
Lease Months 61 — 72	$15.75	$933,061.56	$77,755.13
Lease Months 73 — 84	$16.25	$962,682.48	$80,223.54
Lease Months 85 — 96	$16.75	$992,303.52	$82,691.96
Lease Months 97 — 108	$17.25	$1,021,924.56	$85,160.38
Lease Months 109 — 120	$17.75	$1,051,545.48	$87,628.79
3. Tenant’s Pro Rata Share Percentage: Item 4 of the Basic Lease Provisions is hereby amended in its entirety to read as follows:
4.	Tenant’s Pro Rata Share Percentage: 15.96% (the Agreed Rentable Area of the Premises divided by the Agreed Rentable Area of the Building, expressed in a percentage).
4. Amendment of Exhibit A Exhibit A to the Lease is hereby amended by incorporating Exhibit A attached hereto and Exhibit A attached hereto is made a part of Exhibit A to the Lease.
5. Delivery of First Expansion Space. Tenant hereby accepts delivery of the First Expansion Space. Tenant acknowledges that Tenant has inspected the First Expansion Space and, except for punch list items and latent defects discovered and reported to Landlord by Tenant within one (1) year from the Commencement Date and subject to Landlord’s completion of its obligations under the Work Letter, Tenant hereby accepts the First Expansion Space (including the suitability of the First Expansion Space for the Permitted Use) for all purposes. LANDLORD MAKES NO REPRESENTATIONS OR WARRANTIES, EITHER EXPRESS OR IMPLIED, AS TO THE QUALITY, CONDITION OR FITNESS FOR A PARTICULAR USE OR USES OF ANY ABOVE-BUILDING STANDARD IMPROVEMENTS AND/OR EQUIPMENT (SUCH AS SUPPLEMENTAL HEATING AND AIR CONDITIONING UNITS) PRESENTLY LOCATED IN OR SERVING THE FIRST EXPANSION SPACE, ALL OF SUCH REPRESENTATIONS OR WARRANTIES BEING HEREBY EXPRESSLY EXCLUDED AND DENIED. Landlord and Tenant acknowledge and agree that the First Expansion Space shall be treated as part of the initial Premises for all purposes under the Lease except (i) with respect to Section 1.202 of the Lease, and (ii) except for the purpose of Tenant’s entitlement to exercise the Second Expansion Option pursuant to Rider 2 to the Lease (it being agreed that Tenant’s lease of the First Expansion Space hereunder shall result in Tenant having the Second Expansion Option under Rider 2 to the Lease).
6. Tenant’s Improvements. Landlord shall construct improvements in the First Expansion Space subject to and in accordance with the terms and conditions of the Work Letter attached to the Lease as Exhibit D (the “Work Letter”) at the same time and as part of the Tenant’s Improvements under the Work Letter. The First Expansion Space shall be considered a part of the Premises with respect to all references in the Work Letter to the Premises, including without limitation the amount of Finish Allowance to be provided by Landlord and, except with respect to Section 1.202 of the Lease, all references in the Lease to the Tenant’s Improvements shall include the improvements to be constructed in the First Expansion Space pursuant to the Work Letter. Landlord and Tenant confirm and agree that the Finish Allowance to be provided by Landlord in connection with the Original Premises and the First Expansion Space is $1,777,260.00 (i.e., $30.00 per square foot of Agreed Rentable Area of the Original Premises and the First Expansion Space).
7. Renewal Option The first sentence of Section 1 of Rider 1 to the Lease is hereby amended in its entirety to read as follows:
If, and only if, on the Expiration Date and the date Tenant notifies Landlord of its intention to renew the Term of this Lease (as provided below), (i) Tenant is not then in default under this Lease, (ii) Tenant then occupies and the Premises then consist of at least 59,242 square feet of Agreed Rentable Area and (iii) this Lease is in full force and effect, then Tenant, but not any assignee (other than an Affiliate, as defined in Rider 5) or subtenant of Tenant, shall have and may exercise an option to renew this Lease for two (2) additional terms of three (3) years each (each, a “Renewal Term”) upon the same terms and conditions contained in this Lease with the exceptions that (x) this Lease shall not be further available for renewal after the expiration of the second Renewal Term, and (y) the rental (including parking rent, Additional Rent and Basic Annual Rent) for each Renewal Term shall be the “Renewal Rental Rate”.
8. Expansion Option Fifth Floor. The Expansion Option shall continue with respect to the remaining portion of the Expansion Space at any time during the period which is on or before the date which is six (6) months following the Commencement Date, and the First Expansion Space together with any such additional space leased by Tenant under Rider 2 prior to the date which is six (6) months following the Commencement Date shall be the “Initial Expansion Space” as defined in Rider 2 to the Lease.
9. Submission of Amendment Not Offer. The submission by Tenant to Landlord of this Amendment for Landlord’s consideration shall have no binding force or effect, and shall not confer any rights upon Landlord or impose any obligations upon Tenant irrespective of any reliance thereon, change of position or partial performance. This Amendment is effective and binding on Tenant only upon the execution and delivery of this Amendment by Landlord and Tenant.
10. No Brokers. Tenant warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than DMc Corporate Services (“Tenant’s Broker”) and PM Realty Group (“Landlord’s Broker”) and that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment or otherwise in connection with the Lease. Tenant agrees to indemnify and hold harmless Landlord from and against any liability or claim arising in respect to any brokers or agents claiming by, through or under Tenant other than Tenant’s Broker. Landlord shall pay the commissions due to Tenant’s Broker and Landlord’s Broker pursuant to separate written agreements with such brokers. Landlord warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Amendment other than Tenant’s Broker and Landlord’s Broker and that that it knows of no other real estate brokers or agents who are or might be entitled to a commission in connection with this Amendment or otherwise in connection with the Lease. Landlord agrees to indemnify and hold harmless Tenant from and against any liability or claim arising in respect to any brokers or agents claiming by, through or under Landlord.
11. Authority. Tenant and each person signing this Amendment on behalf of Tenant represents to Landlord as follows: (i) Tenant is a duly formed and validly existing corporation under the laws of the State of Delaware, (ii) Tenant has and is qualified to do business in Texas, (iii) Tenant has the full right and authority to enter into this Amendment, and (iv) each person signing on behalf of Tenant was and continues to be authorized to do so. Landlord represents to Tenant as follows: (i) Landlord is a duly formed and validly existing corporation under the law of the State of New Jersey, (ii) Landlord has the full right and authority to enter into this Amendment, and (iii) each person signing on behalf of Landlord was and continues to be authorized to do so.
12. Defined Terms. All terms not otherwise defined herein shall have the same meaning assigned to them in the Lease.
13. Ratification of Lease. Except as amended hereby, the Lease shall remain in full force and effect in accordance with its terms and is hereby ratified. In the event of a conflict between the Lease and this Amendment, this Amendment shall control.
14. Entire Agreement. This Amendment, together with the Lease, contains all of the agreements of the parties hereto with respect to any matter covered or mentioned in this Amendment or the Lease, and no prior agreement, understanding or representation pertaining to any such matter shall be effective for any purpose.
15. Section Headings. The section headings contained in this Amendment are for convenience only and shall in no way enlarge or limit the scope or meaning of the various and several sections hereof.
16. Successors and Assigns. The terms and provisions hereof shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.
17. Severability. A determination that any provision of this Amendment is unenforceable or invalid shall not affect the enforceability or validity of any other provision hereof and any determination that the application of any provision of this Amendment to any person or circumstance is illegal or unenforceable shall not affect the enforceability or validity of such provision as it may apply to any other persons or circumstances.
18. Governing Law. This Amendment shall be governed by the laws of the State of Texas.
19. Exhibits. Each Exhibit attached hereto is made a part hereof for all purposes.
Signature Page to Follow

     IN WITNESS WHEREOF, the parties have executed this Amendment as of the date first above written.

LANDLORD

THE PRUDENTIAL INSURANCE COMPANY
OF AMERICA, a New Jersey corporation

By:	PM Realty Group, L.P., a Delaware limited
partnership, its duly authorized agent

By:	/s/ Bernard Deaton

Name: Bernard Deaton
Title: Senior Vice President/Managing Director

TENANT:

T-NETIX, INC., a Delaware corporation

By:	/s/ Wayne A. Johnson

Name: Wayne A. Johnson
Title: Vp. General Counsel

EXHIBIT A
THE EXPANSION SPACE

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